Exhibit 21.1

Allion Healthcare, Inc. and Subsidiaries

Allion Healthcare Inc., a Delaware corporation

1660 Walt Whitman Road. Suite 105, Melville, NY 11747

Moms Pharmacy Inc., a California corporation

2333 West 205th Street. Torrance, CA 90501

Medicine Made Easy. a California corporation

2330 West 205th Street, Torrance, CA 90501

Mail Order Meds Inc., a Texas corporation

2800 South IH 35, Suite 108. Austin, TX 78704

Moms Pharmacy. Inc a New York corporation

1660 Walt Whitman Road, Suite 105, Melville, NY 11747

Moms Pharmacy, LLC., a Florida limited liability company (d/b/a MOMS Specialty Care Pharmacy)

4500 Biscayne Blvd., Miami, FL 33137

North American Home Health Supply, Inc., a California corporation

16129 Cohasset St., Van Nuys CA 91406

737 Pearl St., LaJolla, CA 92109

Oris Health, Inc., a California corporation

915 Camino Del Mar, Suite 200, Del Mar, CA 92014

Specialty Pharmacy. Inc., a Washington corporation

45 Castro Street, Suite 124, San Francisco, CA 94114

1120 Cherry Street, Seattle, WA 98104